Exhibit 99.1

OMG Reports 2003 Third Quarter, YTD Results

Cleveland, OH, October 30, 2003—OM Group, Inc. (NYSE:OMG) today announced results for the third quarter ended September 30, 2003. For the period, net income amounted to $32.3 million, or $1.14 per diluted share, versus a loss of $71.2 million, or $2.52 per diluted share, as reported in last year’s third quarter.

This year’s net income includes restructuring charges of $29.2 million after-tax, or $1.03 per diluted share, and a gain on the sale of the Precious Metals business of $53.7 million after-tax, or $1.89 per diluted share. Last year’s third quarter includes an after-tax charge of $93.7 million, or $3.31 per diluted share, to write-down cobalt inventories to lower of cost of market. Excluding the charges and the gain on sale, net income for the third quarter of 2003 was $7.8 million, or $0.28 per diluted share, compared to $22.5 million, or $0.79 per diluted share, last year.

Net sales from continuing operations were $236.3 million, compared to $180.6 million a year ago. The Company had a loss in the quarter from continuing operations of $23.2 million, or $0.82 per diluted share, compared to a net loss of $75.0 million, or $2.65 per diluted share, last year.

This year’s results from continuing operations include restructuring charges of $45.0 million, ($29.2 million after-tax, or $1.03 per diluted share). Last year’s results from continuing operations included a lower of cost or market charge of $108.2 million ($93.7 million after-tax, or $3.31 per diluted share). Excluding these charges, income from continuing operations for the third quarter of 2003 was $6.0 million, or $0.21 per diluted share, compared to $18.7 million, or $0.66 per diluted share, reported in last year’s third quarter.

James P. Mooney, chairman and chief executive officer, commented, “Our third quarter results clearly reflect the positive impact of our aggressive strategy to reshape the company, particularly our focus on profitability, cash flow and balance sheet restoration.”

According to Mooney, the $0.21 per diluted share exceeded the Company’s previous guidance for the quarter as higher metal prices, improved volumes and a slightly improved Euro positively impacted the results.

The company had income in the quarter from discontinued operations of $55.5 million, or $1.96 per diluted share, compared to income of $3.9 million, or $0.13 per diluted share, reported in the third quarter of 2002. Discontinued operations include the operations of the Precious Metals business for the month of July as well as the gain resulting from the sale of that business completed on July 31, 2003.

NINE-MONTH RESULTS

For the nine months ended September 30, 2003, net sales from continuing operations were $642.4 million, compared to the $529.7 million reported for the first nine months a year ago. Loss from continuing operations in 2003 was $16.3 million, or $0.57 per diluted share, versus a loss of $34.1 million, or $1.23 per diluted share, reported for the same nine-month period in 2002. Net income in 2003 including discontinued operations was $28.9 million, or $1.02 per diluted share, compared to a net loss of $22.3 million, or $0.80 per diluted share, in 2002. Excluding restructuring charges of $33.0 million after-tax, or $1.16 per diluted share, income from continuing operations in 2003 was $16.7 million, or $0.59 per diluted share. Including discontinued operations and excluding unusual items referenced above and restructuring charges of $6.2 million taken in the first quarter of 2003 related to discontinued operations, net income was $14.4 million, or $0.51 per diluted share.

(See Attached Reconciliation of GAAP to Non-GAAP Disclosures)

BUSINESS SEGMENT RESULTS

Cobalt Group

The cobalt group includes cobalt and other metal-based organics, inorganics, powders and metal. For the third quarter 2003, net sales were $99.9 million, compared to $85.9 million reported in the third quarter one year ago. Operating loss for the 2003 third quarter was $16.1 million, compared to $95.9 million in the third quarter of 2002. Before restructuring charges of $30.1 million in 2003 and lower of cost or market charges of $108.2 million in 2002, operating profit was $14.0 million in 2003 versus $12.3 million in 2002. These results reflect the favorable impact from higher metal prices and continued strong demand in certain key markets mitigated by unfavorable currency trends.

Nickel Group

The nickel group includes nickel-based inorganics, powders and metal. For the third quarter 2003, net sales were $136.4 million, compared to $94.7 million reported in the second quarter one year ago. Operating loss for the 2003 third quarter was $2.6 million, compared to profit of $20.7 million in 2002. Before restructuring charges of $14.5 million, operating profit was $11.9 million in 2003. These results reflect the favorable impact from higher metal prices more than offset by a combination of factors that include unfavorable currency trends and LIFO charges resulting from sharply rising metal prices.

OUTLOOK

“The momentum behind our strong results should continue in the fourth quarter,” said Mooney. “We expect sales will be in the range of $243 to $250 million, operating profit in the range of $18.5 million to $19.5 million, and earnings per diluted share in the range of $0.21 to $0.25. The assumptions factored into our view include an average price for cobalt at $10.00 per pound, an average nickel price at $4.75 per pound and the Euro at $1.15.”

“We know the hard work is far from over,” he concluded. “Achieving our long-term objectives will require that we remain focused on executing our operating strategy in a deliberate and disciplined manner.”

CONFERENCE CALL/WEBCAST INFORMATION

OMG’s management will conduct a conference call on Thursday, October 30, 2003, beginning at 10:00 a.m. (ET) and provide a more comprehensive review of the company’s performance. Investors may access the live audio broadcast by simply logging on to www.omgi.com/investor relations/webcasts.com. A copy of management’s presentation materials will be available at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available commencing three hours after the call under Investor Audio Archive.

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the Company’s Web site at www.omgi.com.

For more information contact
Greg Griffith, Director of Investor Relations, 216-263-7455.

FORWARD LOOKING STATEMENTS

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates.

The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the price and supply of raw materials, particularly cobalt and nickel; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the impact of the Company’s restructuring program on its continuing operations; the potential impact of the Company being named in a 2002 United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and certain of its executives; and the general level of global economic activity and demand for the Company’s products.

Reconciliation of GAAP to Non-GAAP Disclosures
Amounts in millions of US Dollars

	Three months ended September 30, 2003			Three months ended September 30, 2002

	As	Unusual	Before Unusual	As	Unusual	Before Unusual
	Reported	Items*	Items	Reported	Items*	Items

Segment Operating Profit (Loss)

Cobalt	($16.1)	($30.1)	$14.0	($95.9)	($108.2)	$12.3

Nickel	(2.6)	(14.5)	11.9	20.7		20.7

Corporate	(8.0)	(0.4)	(7.6)	(7.2)		(7.2)

Income (Loss) from Continuing Operations	($23.2)	($29.2)	$6.0	($75.0)	($93.7)	$18.7

Income from Discontinued Operations	55.5	53.7	1.8	3.8		3.8

Net income (loss)	$32.3	$24.5	$7.8	($71.2)	($93.7)	$22.5

Diluted EPS:

Income (Loss) from Continuing Operations	($0.82)	($1.03)	$0.21	($2.65)	($3.31)	$0.66

Income (Loss) from Discontinued Operations	$1.96	$1.89	$0.07	$0.13		$0.13

Net income (loss)	$1.14	$0.86	$0.28	($2.52)	($3.31)	$0.79

	Nine months ended September 30, 2003			Nine months ended September 30, 2002

	As	Unusual	Before Unusual	As	Unusual	Before Unusual
	Reported	Items*	Items	Reported	Items*	Items

Income (Loss) from Continuing Operations	($16.3)	($33.0)	$16.7	($34.1)	($93.7)	$59.6

Income (Loss) from Discontinued Operations	45.2	47.5	(2.3)	11.8		11.8

Net income (loss)	$28.9	$14.5	$14.4	($22.3)	($93.7)	$71.4

Diluted EPS:

Income (Loss) from Continuing Operations	($0.57)	($1.16)	$0.59	($1.23)	($3.38)	$2.15

Income (Loss) from Discontinued Operations	$1.59	$1.67	($0.08)	$0.43		$0.43

Net income (loss)	$1.02	$0.51	$0.51	($0.80)	($3.38)	$2.58

*	Unusual items include restructuring charges related to continuing operations for the three months and nine months ended September 30, 2003; a gain on sale of the Company’s Precious Metals business (discontinued operation) in the three months ended September 30, 2003; restructuring charges related to discontinued operations for the nine months ended September 30, 2003; and a lower of cost or market inventory charge for the three months and nine months ended September 30, 2002.

This earnings release discloses segment operating profit and net income before unusual items. Such amounts are different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these financial measures are useful to investors and financial institutions because each measure excludes transactions that are unusual due to their nature or infrequency, and therefore allow investors and financial institutions to more readily compare the Company’s performance from period to period. Management uses this information in monitoring and evaluating the performance of the Company and individual business segments.

OM GROUP, INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
 (Thousands of dollars, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$236,316	$180,649	$642,375	$529,690

Cost of products sold	197,786	127,955	533,421	378,105

Cost of products sold—restructuring	29,787		29,787

Cost of products sold— write-down of inventories		108,222		108,222

	8,743	(55,528)	79,167	43,363

Selling, general and administrative expenses	20,283	26,942	60,621	65,025

Restructuring charges	15,198		18,997	—

INCOME (LOSS) FROM OPERATIONS	(26,738)	(82,470)	(451)	(21,662)

OTHER INCOME (EXPENSE)

Interest expense	(9,291)	(6,304)	(30,181)	(18,791)

Foreign exchange (loss) gain	(814)	(1,171)	(80)	5,424

Investment income and other, net	1,478	(546)	2,441	2,266

	(8,627)	(8,021)	(27,820)	(11,101)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTERESTS	(35,365)	(90,491)	(28,271)	(32,763)

Income tax (benefit) expense	(12,378)	(15,425)	(10,836)	1,409

Minority interests	212	(24)	(1,155)	(45)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(23,199)	(75,042)	(16,280)	(34,127)

DISCONTINUED OPERATIONS

Income (Loss) from Operations, net of tax	1,775	3,876	(8,533)	11,830

Gain on disposal of Discontinued Operations, net of tax	53,688		53,688

Income from Discontinued Operations	55,463	3,876	45,155	11,830

NET INCOME (LOSS)	$32,264	$(71,166)	$28,875	$(22,297)

Income (loss) per common share — basic:

Continuing operations	$(0.82)	$(2.65)	$(0.58)	$(1.23)

Discontinued operations	$1.96	0.13	1.60	0.43

Net income (loss)	$1.14	$(2.52)	$1.02	$(0.80)

Income (loss) per common share — assuming dilution:

Continuing operations	$(0.82)	$(2.65)	$(0.57)	$(1.23)

Discontinued operations	1.96	0.13	1.59	0.43

Net income (loss)	$1.14	$(2.52)	$1.02	$(0.80)

Dividends paid per common share	$—	$0.14	$—	$0.42

Weighted average shares outstanding (000)

Basic	28,323	28,285	28,310	27,719

Assuming dilution	28,329	28,285	28,313	27,719

OM GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except share data)
(Unaudited)

	September 30,	December 31,
ASSETS	2003	2002

CURRENT ASSETS

Cash and cash equivalents	$62,957	$11,757

Accounts receivable	122,628	95,829

Inventories	218,436	275,951

Other current assets	76,018	90,377

Total Current Assets	480,039	473,914

PROPERTY, PLANT AND EQUIPMENT, NET	461,049	498,778

OTHER ASSETS

Goodwill and other intangible assets	190,758	188,597

Other assets	121,245	111,080

Assets of discontinued operations	11,735	1,066,767

TOTAL ASSETS	$1,264,826	$2,339,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Short-term debt and current portion of long-term debt		$6,750

Accounts payable	$89,026	94,186

Other accrued expenses	81,171	55,203

Total Current Liabilities	170,197	156,139

LONG-TERM LIABILITIES

Long-term debt	400,000	1,187,650

Deferred income taxes	61,847	64,136

Minority interests and other long-term liabilities	66,512	64,483

Liabilities of discontinued operations	81,171	396,843

STOCKHOLDERS’ EQUITY	485,099	469,885

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,264,826	$2,339,136